Exhibit 99

News Release

Contact:	Sandi Noah	Paul DeSantis
	Communications	Chet Fox
	(330) 869-4292	Investor Relations
(330) 869-4411
OMNOVA SOLUTIONS REPORTS
THIRD QUARTER 2014 RESULTS

FAIRLAWN, OHIO, September 25, 2014 -

Third Quarter 2014 Highlights

•
The Company reported net income of $1.8 million, or $0.04 per diluted share, for the third quarter of 2014, compared to net income of $9.0 million, or $0.19 per diluted share, for the third quarter of 2013.

•	The Company’s Adjusted Income from Continuing Operations was $2.2 million, or $0.05 per diluted share, compared to $8.7 million, or $0.19 per diluted share, for the third quarter of 2013.

•	Sales increased 2.3% in Performance Chemicals' specialty chemical product lines, led by oil & gas and specialty coatings, and increased 3.1% in Engineered Surfaces' laminates product line.

•
Sales decreased 15.4% in Performance Chemicals' performance material product lines, primarily as a result of unusual weakness in the coated publication paper market including lower contract pricing negotiated earlier in the year in response to increased competitive intensity, and lower raw material driven index pricing.

•
The Company expects sequential profit improvement from the third quarter to the fourth quarter of fiscal 2014 from increased Chinese sales, stronger paper and carpet margins and continued growth in oil & gas, specialty coatings and laminates.

•	The Company announced that Anne Noonan, previously a senior executive with Chemtura, became President of Performance Chemicals effective September 22, 2014.

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OMNOVA Solutions Inc. (NYSE: OMN) today announced net income of $1.8 million, or $0.04 per diluted share, for the third quarter ending August 31, 2014, compared to net income of $9.0 million, or $0.19 per diluted share, for the third quarter of 2013. Adjusted Income From Continuing Operations was $2.2 million, or $0.05 per diluted share for the third quarter of 2014, compared to third quarter 2013 Adjusted Income From Continuing Operations of $8.7 million, or $0.19 per diluted share (See Table B).
“Overall, third quarter results were disappointing as the increases in volume that we experienced in key specialty chemical product lines, which include oil & gas and specialty coatings, increases in Asian volumes from new manufacturing capacity at our Caojing, China facility and in Engineered Surfaces' laminates product line, were not able to offset the declines in North American Performance Materials. These declines were driven primarily by the coated paper product line and the Specialty Chemicals nonwovens product line," said Kevin McMullen, OMNOVA Solutions' Chairman and Chief Executive Officer. "During the quarter, coated paper sales declined by 19%. No contracts were up for bid during the quarter; the decline was due to weakness in the underlying market, contract pricing reductions negotiated earlier in the year in response to increased competitive intensity, and lower raw material driven index pricing. We believe the underlying market was unusually slow, which was compounded by a reduction in paper coating inventories. We have introduced a new, higher strength product and are expecting some improvement during the fourth quarter. Carpet volume was about flat year-over-year, and we believe the carpet market is now poised for modest growth. Volume in the specialty nonwovens product line was down during the quarter as customers reduced inventory levels in light of the start-up of local Asian supply by OMNOVA. Early nonwovens orders for September are returning to expected levels.
“Looking forward, we expect profitability to improve sequentially from the third quarter to the fourth quarter with stability in the paper market between the two quarters, and an increase in carpet volume from additional business resulting from new products. In addition, we continue to see strong volume growth in key Specialty Chemicals product lines, notably oil & gas and specialty coatings, with recovery in the nonwovens product line, particularly in Asia. Engineered Surfaces' laminates product line remains strong. We are entering the fourth quarter with healthy order backlogs in both oil & gas and laminates," McMullen continued.
"We are very excited to welcome Anne Noonan to lead our Performance Chemicals business segment. Her deep experience in developing and implementing winning strategies in specialty chemical markets, her ability to leverage technology to enhance the value brought to

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customers and markets, and her extensive experience leading successful corporate development initiatives will be a great addition to our team," McMullen said.

Consolidated Results for the Third Quarter of Fiscal 2014
Net sales decreased $9.1 million, or 3.5%, to $252.1 million for the third quarter of 2014, compared to $261.2 million for the third quarter of 2013. The sales decline was a result of reduced pricing of $5.8 million, or 2.2%, and reduced volume of $3.6 million, or 1.4%, partially offset by favorable currency translation effects of $0.3 million. The pricing decline was primarily the result of contract pricing reductions, particularly in paper coatings, negotiated earlier in the year in response to increased competitive intensity, and lower raw material costs and their related impact on index pricing formulas in the Performance Materials product lines. The volume decline also was related primarily to paper coatings. Key specialty lines of business continued to increase with particular strength in oil & gas, specialty coatings and in Engineered Surfaces' laminates.
Gross profit in the third quarter of 2014 was $49.2 million, or 19.5%, compared to $54.7 million and 20.9% in the third quarter of 2013. The decline in gross profit was due primarily to volume shortfalls, the previously negotiated price reductions in Performance Materials and higher global logistics costs. Including the effect of an unfavorable LIFO inventory valuation reserve adjustment of $2.8 million, net raw material costs increased by $1.0 million in the third quarter versus the same period last year. Selling, general and administrative expense (SG&A) in the third quarter of 2014 was $29.9 million, or 11.9% of sales, compared to $28.5 million, or 10.9% of sales, in the third quarter of 2013, reflecting increased investments in sales and marketing resources for OMNOVA's specialty lines of business.
Interest expense in the third quarter of 2014 was $7.8 million, up $0.1 million from the third quarter of 2013.
Income tax expense was $0.3 million, representing a 14.3% effective income tax rate for the third quarter of 2014, compared to $3.4 million or a 27% effective income tax rate in the third quarter of 2013. The rate in the third quarter of 2014 was lower than the statutory rate due primarily to higher income in foreign jurisdictions with lower tax rates. The Company continues to estimate the full-year 2014 effective tax rate will be approximately 27% to 30%. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $113.6 million of U.S. federal net operating loss carryforwards and $108.9 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2033.

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Net income for the third quarter of 2014 was $1.8 million, or $0.04 per diluted share. This is compared to net income of $9.0 million, or $0.19 per diluted share, for the third quarter of 2013.
Adjusted Income from Continuing Operations was $2.2 million, or $0.05 per diluted share, for the third quarter of 2014, compared to Adjusted Income from Continuing Operations of $8.7 million, or $0.19 per diluted share, in the third quarter of 2013 (See Table B).

Performance Chemicals Segment Results
Net sales during the third quarter of 2014 decreased $8.6 million, or 4.3%, to $190.5 million, compared to $199.1 million in the third quarter of 2013. Net sales in the third quarter of 2014 decreased compared to prior year due to reduced pricing of $5.6 million or 2.8%, driven primarily by lower raw material costs and the related impact on index pricing, and previously negotiated price reductions in certain North American Performance Materials markets, particularly paper coatings. Volumes decreased 2.1%, or $4.1 million, as reduced volume in paper coatings and nonwovens was only partially offset by improved sales in oil & gas and global specialty coatings. Net sales also were impacted by favorable currency translation effects of $1.1 million during the third quarter of 2014.
Sales in the Specialty Chemicals product line continued to show growth. During the quarter Specialty Chemicals sales increased $3.0 million or 2.4%, to $127.4 million, for the third quarter of 2014, compared to $124.4 million for the third quarter of 2013, driven primarily by higher volumes of $4.3 million and favorable foreign exchange of $1.1 million, which were partially offset by reduced pricing of $2.4 million. Certain higher growth product lines, including specialty coatings, oil & gas and elastomeric modifiers, generated increased sales.
Performance Materials' (formerly paper and carpet chemicals) product line sales declined $11.6 million, to $63.1 million, for the third quarter of 2014, compared to $74.7 million for the third quarter of 2013. The decline was due to lower year-over-year volumes of $8.4 million, lower pricing of $3.2 million from contracts negotiated earlier in the year in response to increased competitive intensity, and lower raw material driven index pricing. For these product lines, the Company will concentrate on focused technology initiatives targeting higher performing products and reduced cost. The carpet market stabilized in the quarter with volume about flat to last year's third quarter.
For the third quarter of 2014, Performance Chemicals’ Adjusted Segment Operating Profit was $11.8 million, compared to $19.3 million in the third quarter of 2013 (see Table A). Adjusted Segment Operating Profit declined due primarily to the lower volume and pricing in

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paper coatings, lower pricing in carpet and the effect of the nonwoven customer inventory reductions. Including the effect of an unfavorable LIFO inventory valuation reserve adjustment of $3.0 million, raw material costs increased by $1.5 million in the third quarter versus the same period last year. Global logistics continued to be an issue, costing the segment approximately $0.8 million in operating profit during the quarter, driven primarily by issues associated with rail car availability in North America.
The Company continued consolidating emulsion polymer manufacturing from its Akron, Ohio plant into its Mogadore, Ohio plant, which is expected to be completed in fiscal 2015. This project will repurpose styrene butadiene latex capacity at Mogadore into specialty acrylic manufacturing capabilities to support OMNOVA's growth markets. Once completed, this action will result in a reduction of 80 million pounds of under-utilized styrene butadiene manufacturing capacity in Mogadore, with an estimated annual operating savings of $4 million beginning in mid-2015. The Akron plant will continue to operate as a drying operation to process emulsions into dry polymers, a key part of the Company's offerings in several growth markets.
During the quarter, the Company won new oil & gas business for its recently introduced Viscodrill™ high performance rheological modifier and Verus DF™ broad application fluid loss control additive. While OMNOVA has enjoyed a strong position in offshore drilling solutions, the Verus DF™ offering is well suited to serve the technical requirements of rapidly growing land-based drilling. Sales of Sunigum® elastomeric modifiers increased for use in window gaskets for the construction market. First orders were received for the new latex carpet backing product designed to meet the need for increased wet strength, particularly in the growing print base carpet market. Late in the quarter, OMNOVA initiated the North American launch of its Pliotec® HDT-12 direct-to-metal coating, which has already received strong reviews following an earlier launch of the product in Europe. Pliotec HDT-12 is an environmentally preferred water-based coating with best in class anti-corrosion protection.
Scale-up and customer approvals continued in the quarter for the new emulsion capability at the Caojing, China plant, focused primarily on specialty applications for nonwovens, flooring and construction. The Company is expecting the new production capacity to be highly utilized by the end of the fourth quarter.

Engineered Surfaces Segment Results
Net sales were $61.6 million during the third quarter of 2014, a decrease of $0.5 million or 0.8%, compared to $62.1 million in the third quarter of 2013. The decrease was driven primarily by the strategic decision in 2013 to exit certain low margin applications in North America as well

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as unfavorable currency translation effects of $0.8 million, which was partially offset by higher laminate sales.
Laminates and Performance Films sales were $36.6 million in the third quarter of 2014, an increase of $1.0 million compared to the third quarter of 2013, due to higher sales in laminates. Sales were particularly strong to customers in kitchen and bath, retail store fixtures and flooring. The current order backlog for laminates continues to increase and is up approximately 20% from last quarter.
Global Coated Fabrics sales were $25.0 million in the third quarter of 2014, down $1.5 million compared to the third quarter of 2013, primarily as a result of the decision a year ago to exit lower margin business. Sales in China increased, driven primarily by automotive seating customers. The Company supports several major Chinese automotive manufacturers.
Adjusted Segment Operating Profit declined to $3.9 million in the third quarter of 2014 (See Table A), compared to $5.2 million for the third quarter of 2013. Sales and mix contributed favorably to profitability but were offset by higher manufacturing costs including higher utility costs, yield issues in Thailand, higher SG&A costs reflecting the increase in marketing and sales support, and higher costs associated with foreign exchange.

Summary
"We recognize the need to move quickly to accelerate the growth in key specialty product lines. As a Company, we expect our segments to improve margins to double-digit levels and to ultimately return the cost of capital with sales growth at twice that of our underlying markets. In order to achieve these objectives, we are accelerating investment in the growth of our most profitable and promising product lines. We have recently added selected marketing, sales and technical expertise to accelerate specialty products growth. In addition to organic growth, we are looking for smaller, bolt-on acquisitions to advance our strategy," McMullen said.
"Additionally, we are taking actions to optimize our manufacturing infrastructure, reducing production costs and improving utilization to support growth in key lines of business with a target of overall double-digit operating margins. We are in the process of transferring production of liquid products from our Akron facility to our Mogadore facility, where we are repurposing capacity to support production of higher margin specialty products. This action will result in a reduction of overall capacity and $4.0 million of annual savings, which we expect to begin to receive mid next year. Additionally we have expanded specialty chemical capacity in Asia to address that market's high margin, high growth specialty categories. Over the summer

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we completed repurposing capacity in France to support the faster growing specialty coatings business," explained McMullen.
"With a revamped leadership team, and a pay for performance culture where incentives are paid only if target results are achieved, the management team is aligned and focused on taking actions to create longer-term shareholder value. As such, we are dedicated to quickly transforming OMNOVA into a growing, high margin, technology driven, specialty business through innovations that address our customers' technical and market challenges,” said McMullen.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, September 25, 2014, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, October 16, 2014. A telephone replay will also be available beginning at 1:00 p.m. EDT on September 25, 2014, and ending at 11:59 p.m. EDT on October 16, 2014. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 334899.

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Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars in millions)	2014	2013	2014	2013
Net Sales
Performance Chemicals
Performance Materials	$63.1	$74.7	$186.2	$211.6
Specialty Chemicals	127.4	124.4	378.9	382.9
Total Performance Chemicals	$190.5	$199.1	$565.1	$594.5
Engineered Surfaces
Coated Fabrics	$25.0	$26.5	$74.3	$85.9
Laminates and Performance Films	36.6	35.6	105.2	103.3
Total Engineered Surfaces	61.6	62.1	179.5	189.2
Inter-segment sales	—	—	(.2)	—
Total Net Sales	$252.1	$261.2	$744.4	$783.7
Segment Operating Profit
Performance Chemicals	$11.2	$19.2	$37.1	$50.9
Engineered Surfaces	3.9	5.2	12.2	7.1
Interest expense	(7.8)	(7.7)	(23.2)	(24.3)
Corporate expense	(5.2)	(4.3)	(16.3)	(15.1)
Deferred financing fees write-off	—	—	—	(1.5)
Income From Continuing Operations Before Income Taxes	2.1	12.4	9.8	17.1
Income tax expense	.3	3.4	2.8	5.3
Income from continuing operations	1.8	9.0	7.0	11.8
Discontinued operations, net of tax	—	—	(.6)	(.1)
Net Income	$1.8	$9.0	$6.4	$11.7
Depreciation and amortization	$8.7	$7.8	$26.3	$24.4
Capital expenditures	$9.6	$8.2	$20.2	$17.1

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table C is the Company’s Net Leverage Ratio (Net Debt/Adjusted EBITDA) calculation. Adjusted EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Matters (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income and Diluted Earnings Per Share From Continuing Operations and (C) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars in millions)	2014	2013	2014	2013
Performance Chemicals Segment Operating Profit	$11.2	$19.2	$37.1	$50.9
Restructuring and severance	—	—	.4	2.2
Gain on asset sales	—	(.3)	—	(.3)
Accelerated depreciation on production transfer	.6	.4	1.8	.4
Total adjustments to Performance Chemicals' segment operating profit	.6	.1	2.2	2.3
Performance Chemicals' Adjusted Segment Operating Profit	$11.8	$19.3	$39.3	$53.2

Engineered Surfaces Segment Operating Profit	$3.9	$5.2	$12.2	$7.1
Restructuring and severance	—	.6	.2	2.7
Gain on asset sales	—	(1.4)	—	(1.4)
Asset Impairment, facility closure costs and other	—	.7	.2	2.4
Coated Fabrics manufacturing transition costs	—	.1	—	.9
Gain on settlement of note receivable	—	—	(.7)	—
Total adjustments to Engineered Surfaces' segment operating profit	—	—	(.3)	4.6
Engineered Surfaces' Adjusted Segment Operating Profit	$3.9	$5.2	$11.9	$11.7
Total Adjusted Segment Operating Profit	$15.7	$24.5	$51.2	$64.9

TABLE B
Adjusted Income from Continuing Operations Reconciliation and Adjusted Diluted Earnings Per Share
	Three Months Ended		Nine Months Ended
	August 31,		August 31,
(Dollars in millions, except per share amounts)	2014	2013	2014	2013
Income From Continuing Operations Before Income Taxes	$2.1	$12.4	$9.8	$17.1
Performance Chemicals segment operating profit adjustments per Table A	.6	.1	2.2	2.3
Engineered Surfaces segment operating profit adjustments per Table A	—	—	(.3)	4.6
Deferred financing fees written-off	—	—	—	1.5
Corporate headquarters relocation costs	.4	—	.4	—
Adjusted income from continuing operations before income taxes	3.1	12.5	12.1	25.5
Income tax expense(1)	.9	3.8	3.6	7.7
Adjusted Income From Continuing Operations	$2.2	$8.7	$8.5	$17.8
Adjusted Diluted Earnings Per Share From Adjusted Income From Continuing Operations	$.05	$.19	$.18	$.38

(1)Proforma income tax expense is calculated using an estimated effective tax rate of 30%.

Non-GAAP and Other Financial Matters (Continued)

TABLE C
Net Leverage Ratio Calculation
	Twelve Months Ended
	LTM*	November 30,
(Dollars in millions)	2014	2013
Income from continuing operations	$15.7	$20.5
Interest expense	28.5	29.6
Amortization of deferred financing costs	2.3	2.3
Income tax	3.5	6.0
Depreciation and amortization	35.6	33.6
EBITDA	$85.6	$92.0
Restructuring and severance	.8	5.0
Asset impairments	—	.2
Non-cash stock compensation	2.6	2.2
Gain on asset sales	(3.1)	(4.9)
Deferred financing fees write-off	—	1.5
Other	1.3	1.0
Adjusted EBITDA	$87.2	$97.0

	Twelve Months Ended
	August 31,	November 30,
Net Debt Reconciliation	2014	2013
Total debt as defined by Term Loan B agreement	$449.2	$451.7
Less cash	(147.2)	(164.9)
Net Debt	$302.0	$286.8
Adjusted EBITDA	$87.2	$97.0
Net Debt/Adjusted EBITDA	3.46x	2.96x

*LTM: Last Twelve Months Through August 31, 2014

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    This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company's results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.
All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

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Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; reduced profitability or losses due to competitor pricing pressure; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing including chemical exposure, releases and explosions; acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to generate sufficient cash to service that debt, including debt increases as a result of a rise in applicable short-term or long-term borrowing rates.

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For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.
OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending August 31, 2014 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Net Sales	$252.1	$261.2	$744.4	$783.7
Cost of goods sold	202.9	206.5	593.5	622.7
Gross Profit	49.2	54.7	150.9	161.0

Selling, general and administrative	29.9	28.5	92.0	90.2
Depreciation and amortization	8.7	7.8	26.3	24.4
Loss (gain) on sale of assets	.3	(1.8)	.4	(1.9)
Restructuring and severance	—	1.4	.8	6.8
Interest expense	7.8	7.7	23.2	24.3
Deferred financing fees write-off	—	—	—	1.5
Other Income, net	.4	(1.3)	(1.6)	(1.4)
	47.1	42.3	141.1	143.9
Income From Continuing Operations Before Income Taxes	2.1	12.4	9.8	17.1
Income tax expense	.3	3.4	2.8	5.3
Income From Continuing Operations	1.8	9.0	7.0	11.8
Discontinued Operations
Total discontinued operations	—	—	(.6)	(.1)
Net Income	$1.8	$9.0	$6.4	$11.7
Income Per Share - Basic and Diluted
Income per share - continuing operations	$.04	$.19	$.15	$.25
Income per share - discontinued operations	—	—	(.01)	—
Basic and Diluted Income Per Share	$.04	$.19	$.14	$.25
Weighted average shares outstanding - Basic	46.4	46.2	46.3	46.1
Weighted average shares outstanding - Diluted	46.9	46.7	46.9	46.6

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Data)

	August 31,	November 30,
	2014	2013
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$147.2	$164.9
Accounts receivable, net	139.9	123.1
Inventories	102.6	88.1
Prepaid expenses and other	14.9	17.6
Deferred income taxes - current	6.5	8.4
Total Current Assets	411.1	402.1
Property, plant and equipment, net	231.0	226.5
Trademarks and other intangible assets, net	68.8	73.6
Goodwill	87.6	88.9
Deferred income taxes - non-current	48.3	46.9
Deferred financing fees	7.8	9.3
Other assets	7.3	7.4
Total Assets	$861.9	$854.7
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$3.5	$4.6
Accounts payable	93.4	92.1
Accrued payroll and personal property taxes	19.6	20.4
Employee benefit obligations	2.1	2.1
Accrued interest	6.6	1.7
Other current liabilities	12.5	5.8
Total Current Liabilities	137.7	126.7
Senior notes	250.0	250.0
Long-term debt - other	192.7	194.0
Postretirement benefits other than pensions	5.9	6.5
Pension liabilities	62.4	67.2
Deferred income taxes - non-current	21.1	23.3
Other liabilities	9.3	9.0
Total Liabilities	679.1	676.7
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 48.2 million and 47.9 million shares issued at August 31, 2014 and November 30, 2013, respectively	4.8	4.8
Additional contributed capital	337.6	334.6
Retained deficit	(61.2)	(67.6)
Treasury stock at cost; .8 and .7 million shares at August 31, 2014 and November 30, 2013, respectively	(6.3)	(5.2)
Accumulated other comprehensive loss	(92.1)	(88.6)
Total Shareholders’ Equity	182.8	178.0
Total Liabilities and Shareholders’ Equity	$861.9	$854.7

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2014	2013	2014	2013
Operating Activities
Net income	$1.8	$9.0	$6.4	$11.7
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on disposal of fixed assets	.3	(1.8)	.5	(1.9)
Depreciation and amortization	8.7	7.8	26.3	24.4
Amortization of deferred financing fees	.6	.5	1.8	1.7
Non-cash stock compensation expense	.9	.6	2.1	1.7
Provision for doubtful accounts	.2	(.2)	.3	—
Provision for obsolete inventories	(.9)	.7	(.8)	1.8
Deferred income taxes	—	.6	—	.9
Other	.1	—	.1	.3
Changes in operating assets and liabilities:
Accounts receivable	16.4	2.8	(14.3)	(12.0)
Inventories	6.3	12.4	(14.1)	9.7
Other current assets	(.7)	(.7)	(.7)	(.5)
Current liabilities	(5.0)	.7	3.3	(3.9)
Other non-current assets	—	2.1	(1.5)	—
Other non-current liabilities	(1.8)	(.9)	(2.1)	(5.1)
Contributions to defined benefit plan	(3.7)	(4.1)	(4.0)	(8.8)
Discontinued operations	—	—	—	(.1)
Net Cash Provided By Operating Activities	23.2	29.5	3.3	19.9
Investing Activities
Capital expenditures	(9.0)	(7.9)	(19.6)	(17.5)
Proceeds from notes receivable	—	—	2.3	—
Proceeds from insurance settlements	—	.8	—	.8
Proceeds from asset sales	—	1.4	—	1.7
Net Cash (Used In) Investing Activities	(9.0)	(5.7)	(17.3)	(15.0)
Financing Activities
Repayment of debt obligations	(.5)	(.5)	(1.5)	(1.5)
Short-term debt borrowings	5.7	9.5	15.5	28.5
Short-term debt payments	(6.1)	(14.2)	(16.6)	(32.2)
Payments for debt refinancing	—	—	—	(1.2)
Restricted cash	—	5.5	—	5.5
Cash received from exercise of stock options	—	—	.3	.1
Net Cash (used In) Provided By Financing Activities	(.9)	.3	(2.3)	(.8)
Effect of exchange rate changes on cash	(.3)	(2.0)	(1.4)	3.0
Net Increase (Decrease) In Cash And Cash Equivalents	13.0	22.1	(17.7)	7.1
Cash and cash equivalents at beginning of period	134.2	128.0	164.9	143.0
Cash And Cash Equivalents At End Of Period	$147.2	$150.1	$147.2	$150.1